As filed with the Securities and Exchange Commission on November 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DETERMINE, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0432030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2121 South El Camino Real, 10th Floor, San Mateo, CA 94403

(Address of principal executive offices) (Zip Code)

Determine, Inc. 2015 Equity Incentive Plan

(Full title of the Plan)

John Nolan
Chief Financial Officer
Determine, Inc.
2121 South El Camino Real, 10th Floor, San Mateo, CA 94403

(Name and address of agent for service)

(650) 532-1500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, $0.0001 par value	1,500,000 (3)	$4.19	$6,285,000	$633

Common stock, $0.0001 par value	611,000 (4)	n/a	n/a	n/a (5)

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Determine, Inc. (formerly known as Selectica, Inc.) (the “Registrant”)

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rules 457(c) and 457(h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the registrant’s shares of common stock on November 4, 2015, as reported on the NASDAQ Capital Market.

(3)	Represents shares of the registrant’s common stock issuable under the Determine, Inc. 2015 Equity Incentive Plan (the “2015 Plan”).

(4)

Represents additional shares of the registrant’s common stock subject to outstanding awards granted under the Selectica, Inc. 1999 Equity Incentive Plan (the “Predecessor Plan”) that may become available for reuse under the 2015 Plan upon expiration, termination, cancellation, forfeiture or repurchase of the subject awards following May 5, 2015, the effective date of the 2015 Plan, and that are eligible to be carried over to the 2015 Plan in accordance with its terms (the “Carry Forward Shares”). All of the Carry Forward Shares were registered pursuant to the registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) (SEC File Nos. 333-32666, 333-56576, 333-64246, 333-103622, 333-116449, 333-122708, 333-126306, 333-148041, 333-151686, and 333-160486). The Carry Forward Shares that may become issuable under the 2015 Plan are being carried forward to this Registration Statement pursuant to the General Instruction E of Form S-8.

(5)

Pursuant to Rule 457(p) under the Securities Act, General Instruction E to Form S-8 and Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporate Finance of the SEC (July 1997), the registration fee previously paid with respect to the Carry Forward Shares is being carried forward to the registration of shares hereunder.

EXPLANATORY NOTE

This Registration Statement registers an aggregate 2,111,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Determine, Inc., formerly known as Selectica, Inc. (the “Company”) that have been or may be issued and sold under the 2015 Plan. The number of shares registered hereby is the sum of: (a) 1,500,000 shares of newly reserved Common Stock and (b) the Carry Forward Shares, meaning up to 611,000 shares of Common Stock subject to outstanding awards under the Predecessor Plan that may become available for reuse following May 5, 2015 in accordance with the provisions of the 2015 Plan.

The Carry Forward Shares were registered pursuant to the Company’s Registration Statements on Form S-8 (SEC File Nos. 333-32666, 333-56576, 333-64246, 333-103622, 333-116449, 333-122708, 333-126306, 333-148041, 333-151686, and 333-160486) (the “Predecessor Plan Registration Statements”). Concurrent with this Registration Statement, the Company is filing Post-Effective Amendment No. 1 to the Predecessor Plan Registration Statements to deregister the shares of Common Stock previously registered for offer and sale under the Predecessor Plan and remaining available for future issuance under the Predecessor Plan. The Company hereby carries forward and reallocates the Carry Forward Shares from the Predecessor Plan Registration Statements to this Registration Statement when such shares become available for issuance under the 2015 Plan.

PART I

Information Required in the Section 10(a) Prospectus

The document(s) containing the information specified in Part I will be sent or given to participants in the 2015 Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015;

(c)

The Registrant’s Current Reports on Forms 8-K filed with the Commission on May 6, 2015, August 4, 2015, August 12, 2015 (excluding Item 2.02 and Exhibit 99.1 thereto), September 1, 2015, September 11, 2015, October 9, 2015 and October 19, 2015, as well as the Registrant’s Current Report on Forms 8-K/A filed with the Commission on October 16, 2015; and

(d)

The description of the Registrant’s outstanding common stock contained in the Registrant’s Registration Statement No. 000-29637 on Form 8-A filed with the Commission on February 22, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, as amended (“DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article IX of our Second Amended and Restated Certificate of Incorporation, as amended to date, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

Article VI of our Amended and Restated Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered into and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by the Board of Directors. These agreements generally provide for indemnification for all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by these individuals and arising out of the their service as our directors or executive officers (or in certain other capacities at our request) to the fullest extent permitted by the DGCL and to any greater extent that such law may in the future permit. These agreements further provide procedures for the determination of the right to receive indemnification and the advancement of expenses. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The indemnification provisions contained in our Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act:

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Certificate of Incorporation	8-K	000-29637	3.1	October 19, 2015

4.2	Amended and Restated Bylaws	8-K	000-29637	3.2	October 19, 2015

4.3	Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A., as Rights Agent, dated January 2, 2009.	8-K	000-29637	4.1	January 5, 2009

4.4	Amendment dated as of January 26, 2009, to the Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A. as Rights Agent, dated January 2, 2009.	8-K	000-29637	4.2	January 28, 2009

4.5	Amendment 2, dated as of April 27, 2009, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A., dated January 2, 2009, as amended.	8-K	000-29637	4.3	April 29, 2009

4.6	Amendment 3, dated as of December 28, 2011, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and the Rights Agent, dated January 2, 2009, as amended.	8-K	000-29637	4.4	December 29, 2011

4.7	Amendment 4, dated as of December 28, 2014, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and the Rights Agent, dated January 2, 2009, as amended.	8-K	000-29637	4.5	December 29, 2014

4.8	Determine, Inc. 2015 Equity Incentive Plan.	10-K	000-29637	10.17	June 29, 2015

5.1	Opinion of DLA Piper LLP (US) regarding legality of the shares of common stock being registered.					X

23.1	Consent of Independent Registered Public Accounting Firm - Armanino LLP.					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement on Form S-8).					X

24.1	Power of Attorney (included on signature page).					X

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on this 9th day of November, 2015.

By:	/s/ John Nolan
John Nolan
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

We the undersigned officers and directors of Determine, Inc., hereby severally constitute and appoint Patrick Stakenas and John Nolan, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Patrick Stakenas	Chief Executive Officer and Director	November 9, 2015
Patrick Stakenas	(Principal Executive Officer)

/s/ John Nolan	Chief Financial Officer	November 9, 2015
John Nolan	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael Brodsky	Director	November 9, 2015
Michael Brodsky

/s/ Alan Howe	Director	November 9, 2015
Alan Howe

/s/ Lloyd Sems	Director	November 9, 2015
Lloyd Sems

/s/ Michael Casey	Director	November 9, 2015
Michael Casey

/s/ J. Michael Gullard	Director	November 9, 2015
J. Michael Gullard

EXHIBIT INDEX

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Certificate of Incorporation	8-K	000-29637	3.1	October 19, 2015

4.2	Amended and Restated Bylaws	8-K	000-29637	3.2	October 19, 2015

4.3	Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A., as Rights Agent, dated January 2, 2009.	8-K	000-29637	4.1	January 5, 2009

4.4	Amendment dated as of January 26, 2009, to the Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A. as Rights Agent, dated January 2, 2009.	8-K	000-29637	4.2	January 28, 2009

4.5	Amendment 2, dated as of April 27, 2009, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A., dated January 2, 2009, as amended.	8-K	000-29637	4.3	April 29, 2009

4.6	Amendment 3, dated as of December 28, 2011, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and the Rights Agent, dated January 2, 2009, as amended.	8-K	000-29637	4.4	December 29, 2011

4.7	Amendment 4, dated as of December 28, 2014, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and the Rights Agent, dated January 2, 2009, as amended.	8-K	000-29637	4.5	December 29, 2014

4.8	Determine, Inc. 2015 Equity Incentive Plan.	10-K	000-29637	10.17	June 29, 2015

5.1	Opinion of DLA Piper LLP (US) regarding legality of the shares of common stock being registered.					X

23.1	Consent of Independent Registered Public Accounting Firm - Armanino LLP.					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement on Form S-8).					X

24.1	Power of Attorney (included on signature page).					X